Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Intensity Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Newly Registered Securities
Fees Previously Paid	Equity	Units, each consisting of Common Stock, par value $0.0001 per share, and Warrants to purchase Common Stock, par value $0.0001 per share	457(o)			$17,250,000	$92.70 per $1,000,000	$1,599.08
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, included as part of the Units(5)	457(i)
Fees Previously Paid	Equity	Warrants to purchase Common Stock, par value $0.001 per share, included as part of the Units(5)(6)	457(i)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of the Warrants included as part of the Units	457(i)			$17,250,000	$92.70 per $1,000,000	$1,599.08
		Representative’s unit purchase option(7)
Fees to Be Paid	Equity	Units underlying the representative’s unit purchase option(8)	457(i)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, included pursuant to the representative’s unit purchase option(3)	457(i)			$1,207,500	$92.70 per $1,000,000	$111.94
Fees to Be Paid	Equity	Warrants to purchase shares of Common Stock, par value $0.0001 per share, included pursuant to the representative’s unit purchase option(8)	457(i)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of the Warrants included pursuant to the representative’s unit purchase option(3)	457(i)			$1,207,500	$92.70 per $1,000,000	$111.94

	Total Offering Amounts					$36,915,000		$3,422.04
	Total Fees Previously Paid							$1,599.08
	Total Fee Offsets
	Net Fee Due							$1,822.96

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes the aggregate offering price of additional shares of common stock and additional warrants to purchase shares of common stock that the underwriters have the option to purchase.
(3)	Pursuant to Rule 416 under the Securities Act the shares of common stock registered hereby also include an indeterminate number of shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(5)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(6)	There will be warrants issued to purchase one common share. The warrants are exercisable at a per share exercise price equal to 120% of the offering price of one Unit.
(7)	We have agreed to issue to the representative of the several underwriters an option (the “Representatives’ unit purchase option”) to purchase (i) a number of units equal to seven percent (7%) of the units sold in this offering and (ii) the number of shares of common stock and/or warrants equal to five percent (7%) of the securities that may be sold upon exercise of the underwriters’ over-allotment option. The Representatives’ unit purchase option is exercisable at a price per unit equal to 120% of the public offering price.
(8)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.